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                       ATTORNEY/CLIENT RETAINER AGREEMENT


The undersigned (hereinafter collectively referred to as "CLIENT') does hereby employ the Law Offices of MADIGAN & BOYER (hereinafter referred to as "ATTORNEY") to represent CLIENTin the following matters:

To answer questions from Jessie Cohen regarding legal matters to the best of our ability. To create an employment agreement. To make proposed changes to the contract ICHARGEIT Inc. uses with its vendors.

1. CONDITIONS: This Agreement will not take effect and this office will have no obligation to provide legal services, until CLIENT returns a signed copy of this Agreement and pay(s) the initial deposit called for under Paragraph 4, if any.

2. SCOPE OF SERVICE: CLIENT is hiring ATTORNEY as his attorney to represent CLIENT in the above-described matter. It is understood that ATTORNEY is not representing ICHARGEIT Inc and any advice given to CLIENT should be approved by attorneys who are retained.by ICHATGEIT Inc.

3. CLIENT'S DUTIES: CLIENT agrees to be truthful with this office, to cooperate by providing ATTORNEY with information and documents we may ask for, to keep together in a safe place all papers ATTORNEY sends to CLIENT, to communicate with ATTORNEY as necessary, to return telephone calls and respond to letters,, to keep ATTORNEY informed of developments, to abide by this Agreement, to pay bills submitted by ATTORNEY, and to keep us advised of CLIENTS address, telephone number, and whereabouts at all times.

CLIENT agrees to do all of these things as promptly as reasonably possible. CLIENT also agrees to make your expectations and goals as clear to us as possible, and to be reasonably available to attend meetings, court appearances, depositions and other proceedings.

4. PAYMENT: CLIENT agrees to pay 10,000 shares of stock in ICHARGEIT, Inc to ATTORNEY. It is understood that stock cannot be sold until one year after it is recieved.

5. DISCHARGE AND WITHDRAWAL: CLIENT may discharge ATTORNEY at any time. ATTORNEY may withdraw with CLIENTs consent or without CLIENTs consent, for good cause. Good cause includes a breach of this agreement, refusal to cooperate with ATTORNEY or to follow ATTORNEY's advice on material matters or any fact or circumstance that would render AITORNEY's continuing representation unlawful or unethical. After ATTORNEYs services conclude, this office will deliver CLIENTs file to CLIENT upon CLIENTs request

6. FEE DISPUTE: In the event a fee dispute occurs between the parties to this agreement, the parties agree that all sides will attempt to resolve the matter informally. If the parties are unable to resolve the matter informally, either CLIENT or ATTORNEY has the right to request a binding

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arbitration to address the issue of a fee dispute before the Orange County Bar
Association. The law applied at the arbitration shall be California law. The parties will attempt to select an arbitrator. If this does not occur, the Bar Association will select an arbitrator. The prevailing party at the arbitration is entitled to recover attorney's fees for time and effort expended to recover the disputed fees, expenses, costs and collection costs incurred to recover any and all sums due. All parties agree that attorney fees are only to be awarded for: 1) ATTORNEY's efforts as outlined in this agreement that have already been performed and are in dispute; and/or 2) ATTORNEY time devoted to recovering the disputed fees. Attorney fees are not to be awarded for any other reason.

7. DISCLAIMER OF GUARANTEE: Nothing in this Agreement and nothing in ATTORNEYs statements to CLIENT will be construed as a promise or guarantee as to the outcome of CLIENTs matter. ATTORNEY makes no such promises or guarantees. ATTORNEY's comments about the outcome of CLIENTs matter are expressions of opinion only. It is difficult to predict the precise nature and extent of legal services which will be required on your behalf, therefore, no prediction or conunitment has been made as to the maximum fee.

8. EFFECTIVE DATE: This Agreement will take effect when CLIENT has performed the conditions stated in Paragraph 1, but its effective date will be retroactive to the date ATTORNEY first performed services. The date of this Agreement is for reference only.

CLIENT acknowledges receipt of a copy of this Agreement consisting of Two (2) pages plus the Rate Schedule.


DATED this 2nd day of April, 1999, at Costa Mesa, California.


DATED:   4/2/1999                                    /s/ Jeff Boyer
                                            -----------------------------------
                                            MADIGAN & BOYER



DATED:   3/1/1999                           By       /s/ Jesse Cohen
                                            -----------------------------------
                                            Client


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                THIS FEE AGREEMENT IS A PRIVILEGED COMMUNICATION
             See California Business and Professions Code, Section 6149

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